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Exhibit 4.2

EXCHANGE AND REGISTRATION RIGHTS AGREEMENT

dated as of May 25, 2007

among

ABRAXAS PETROLEUM CORPORATION

ABRAXAS ENERGY PARTNERS, L.P.

and

THE PURCHASERS NAMED IN THIS AGREEMENT

EXCHANGE AND REGISTRATION RIGHTS AGREEMENT

        This EXCHANGE AND REGISTRATION RIGHTS AGREEMENT ("Agreement") is made and entered into as of the 25th day of May, 2007, by and among Abraxas Petroleum Corporation, a Nevada corporation ("Parent"), Abraxas Energy Partners, L.P., a Delaware limited partnership (the "Partnership") and each of the persons listed on Schedule 1 attached to this Agreement (each a "Purchaser" and collectively the "Purchasers").

W I T N E S S E T H

        WHEREAS, at or prior to the execution of this Agreement, Parent, Abraxas General Partner, LLC, a Delaware limited liability company (the "General Partner"), the Partnership and the other parties named therein shall enter into that certain Contribution, Conveyance and Assumption Agreement (the "Contribution Agreement");

        WHEREAS, in connection with the consummation of the transactions contemplated by the Contribution Agreement, among other things (i) Parent will contribute certain Assets to the Operating Company (the "Contribution") in exchange for a general partner interest and an indirect limited partner interest in the Partnership; (ii) the Partnership and the other parties named therein shall enter into that certain $150,000,000 Revolving Credit Facility with Société Générale (the "Credit Agreement") under which the Partnership will immediately borrow $35,000,000.00; and (iii) the Partnership and the Operating Company will assume certain of Parent's indebtedness, and will use the proceeds from the sale of Purchased Securities to refinance the $125,000,000 Floating Rate Senior Notes issued by the Parent and currently outstanding (the "Floating Rate Senior Notes") and as otherwise contemplated in the Contribution Agreement;

        WHEREAS, subject to the terms and conditions set forth in that certain Purchase Agreement dated as of the date hereof (the "Partnership Purchase Agreement") by and among Parent, the Partnership, the General Partner and the Purchasers, the Partnership has agreed to issue and sell to the Purchasers, and the Purchasers desire to purchase from the Partnership, up to 6,002,408 Common Units of the Partnership (the "Purchased Common Units");

        WHEREAS, pursuant to the terms of that certain Securities Purchase Agreement dated as of the date hereof (the "Securities Purchase Agreement") by and among Parent and the Purchasers, (i) each Purchaser will purchase the number of shares of the Parent's Common Stock shown opposite such Purchaser's name on Schedule 1 thereto ("Purchased Shares"), at a price of $3.83 per share (the "Purchase Price") and (ii) the Parent shall issue to each Purchaser a warrant to purchase a number of shares of Common Stock equal to the product of (a) the number of Purchased Shares purchased by such Purchaser, times (b) 0.20, on the additional terms and conditions set forth in Exhibit A thereto (the "Warrants"); and

        WHEREAS, it is a condition to the obligations of the Purchasers under the Partnership Purchase Agreement and the Securities Purchase Agreement that, contemporaneously with the sale of the Common Units and the Parent Securities, the parties hereto execute and deliver this Agreement;

        NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

1.    Definitions. The following terms have the meanings indicated:

        "Affiliate" means, with respect to a specified Person, any other Person, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, "controlling," "controlled by" and "under common control with") means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

        "Agreement" has the meaning set forth in the preamble hereto.

        "AMEX" means the American Stock Exchange.

        "Applicable Number" has the meaning set forth in Section 2.

        "Assets" has the meaning set forth in the Contribution Agreement.

        "Black Out Period" has the meaning set forth in Section 7.3(c).

        "Business Day" means any day other than a Saturday, Sunday, or a legal holiday for commercial banks in New York, New York.

        "Commission" means the Securities and Exchange Commission.

        "Common Units" has the meaning assigned to such term in the Partnership Agreement.

        "Common Stock" has the meaning set forth in Section 2.

        "Contribution" has the meaning set forth in the recitals hereto.

        "Contribution Agreement" has the meaning set forth in the recitals hereto.

        "Credit Agreement" has the meaning set forth in the recitals hereto.

        "Effectiveness Date" has the meaning set forth in Section 7.1(b).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Exchange Shares" has the meaning set forth in Section 2.

        "Exchange Price" means a price per share of Common Stock equal to 0.9 times the Market Price.

        "Existing Credit Facility" means that certain Loan Agreement, dated as of October 28, 2004, by and among the Partnership, the subsidiaries of the Partnership signatory thereto, the lenders signatory thereto and Wells Fargo Foothill, Inc., as the Arranger and Administrative Agent, as amended.

        "Filing Date" has the meaning set forth in Section 7.1(a).

        "Floating Rate Senior Notes" has the meaning set forth in the recitals hereto.

        "General Partner" has the meaning set forth in the recitals hereto.

        "Initial Exchange Date" has the meaning set forth in Section 3.1.

        "Initial Exchange Shares" means the aggregate number of Exchange Shares equal to 19.99% of the total number of shares of Common Stock issued and outstanding on the Trigger Date.

        "IPO" means the initial public offering of Common Units by the Partnership under the Securities Act that results in the Common Units being listed for trading on the New York Stock Exchange, the Nasdaq Global Market or AMEX or any affiliate of the New York Stock Exchange, the Nasdaq Global Market or AMEX.

        "Law" means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, law, rule or regulation in effect as of the date hereof.

        "Liens" means mortgages, charges, pledges, liens (statutory or other), security interests, hypothecations, assignments for security, claims, or preferences or priorities or other encumbrances or similar agreements or preferential agreements of any kind or nature whatsoever serving to provide security for any obligations whether or not filed, recorded or otherwise perfected under applicable law upon or with respect to any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

        "Liquidated Damages Amount" has the meaning set forth in Section 7.2.

        "Losses" means any and all losses, claims, damages, liabilities, settlement costs and expenses, including, without limitation, reasonable attorneys' fees.

        "Management Stockholder" means any executive officer of Parent as of the date hereof who owns Voting Securities

        "Material Adverse Effect" means with respect to any Person (i) a material adverse effect on the legality, validity or enforceability of this Agreement, the Purchased Shares or the Purchased Common Units, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of any such Person, (iii) a material adverse effect on the ability of such Person to perform in any material respect on a timely basis its obligations under this Agreement or the Parent Purchase Agreement, or (iv) an event which would reasonably be expected to subject such Person to any material liability.

        "Market Price" means the volume weighted average price of the Common Stock for the ten (10) Business Days immediately prior to the Initial Exchange Date as quoted on the principal securities exchange on which the Common Stock is then quoted or traded.

        "Operating Company" means Abraxas Operating, LLC, a Texas limited liability company.

        "Parent" has the meaning set forth in the preamble hereto.

        "Parent Securities" shall mean the Purchased Shares and the Warrants.

        "Parent Stockholders" has the meaning set forth in Section 3.3.

        "Partnership" has the meaning set forth in the preamble hereto.

        "Partnership Agreement" means that First Amended and Restated Agreement of Limited Partnership of the Partnership, dated May 25, 2007.

        "Partnership Purchase Agreement" has the meaning set forth in the recitals hereto.

        "Person" means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or any court or other federal, state, local or other governmental authority or other entity of any kind.

        "Per Unit Purchase Price" shall mean $16.66, subject to appropriate adjustment in the event the Partnership effects a distribution, subdivision or combination of Common Units.

        "Preliminary Prospectus or Preliminary Prospectuses" has the meaning set forth in Section 7.1(e).

        "Proceeding" means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

        "Pro Rata Share" means a fraction, the numerator of which is the number of Common Units purchased by a Purchaser pursuant to the Partnership Purchase Agreement and the denominator of which is the total number of Common Units purchased by all Purchasers.

        "Prospectus" has the meaning set forth in Section 7.1(c).

        "Purchased Common Units" has the meaning set forth in the recitals hereto.

        "Purchased Securities" means the Purchased Common Units and the Purchased Shares.

        "Purchased Shares" has the meaning set forth in the recitals hereto.

        "Purchase Price" has the meaning set forth in the recitals hereto.

        "Purchaser" and "Purchasers" has the meaning set forth in the preamble hereto.

        "Purchaser Underwriter Registration Statement" has the meaning set forth in Section 7.1.

        "Registration Statement" has the meaning set forth in Section 7.1(a) and Section 7.4(a)(ii).

        "Rule 144" means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such rule.

        "SEC Filings" has the meaning set forth in the Securities Purchase Agreement.

        "Securities Act" means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

        "Securities Purchase Agreement" has the meaning set forth in the recitals hereto.

        "Selling Stockholder" has the meaning set forth in Section 7.4(a)(i).

        "Selling Stockholder Indemnified Parties" has the meaning set forth in Section 7.4(b).

        "Short Sales" means, without limitation, all "short sales" as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, "put equivalent positions" (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

        "Stockholder Approval" means the approval by the holders of the requisite number of shares of Common Stock to the issuance of shares of Common Stock pursuant to the terms of this Agreement at a duly called meeting of the Stockholders in accordance with the rules of the AMEX or such other securities exchange on which the Common Stock is then quoted or traded and all other Laws.

        "Stockholders' Meeting" has the meaning set forth in Section 3.3.

        "Suspension" has the meaning set forth in Section 7.3(c).

        "Suspension Notice" has the meaning set forth in Section 7.3(c).

        "Termination Date" has the meaning set forth in Section 10.

        "Transfer Agent" has the meaning set forth in the Partnership Agreement.

        "Trigger Date" has the meaning set forth in Section 3.1.

        "Underwritten Offering" has the meaning set forth in the Securities Purchase Agreement.

        "Voting Securities" means the Common Stock and all other securities of any class of Parent entitling the holders thereof to vote in the election of, or to appoint, members of the Board of Directors of Parent.

        "Warrants" has the meaning set forth in the recitals hereto.

2.    Agreement to Exchange Securities. Subject to the terms and conditions set forth in this Agreement, Parent agrees, from and after the Trigger Date until the Termination Date, to exchange a number of shares of common stock, par value $.01 per share of Parent ("Common Stock"), for each Purchased Common Unit (collectively, the "Exchange Shares") in an amount equal to the Per Unit Purchase Price divided by the Exchange Price (the "Applicable Number").

3.    Mechanics of Exchange.

        3.1   Subject to the terms of this Section 3, if the IPO has not been consummated on or before 5:00 p.m. on November 15, 2008 (the "Trigger Date"), then beginning on the Business Day immediately after the Trigger Date (the "Initial Exchange Date") and ending at the close of business on the

Termination Date, each of the Purchasers shall have the right to exchange each of the Purchased Common Units into the Applicable Number of Exchange Shares.

        3.2   Notwithstanding Section 3.1 above, each Purchaser shall have the option, during the period beginning on the Initial Exchange Date and ending on the date that Stockholder Approval is received by Parent, to exchange each Purchased Common Unit then owned by such Purchaser into the Applicable Number of Exchange Shares; provided, however, that the maximum number of Exchange Shares a Purchaser may receive in connection with an exchange effectuated pursuant to this Section 3.2 shall be equal to such Purchaser's Pro Rata Share of the Initial Exchange Shares.

        3.3   On the Initial Exchange Date, Parent shall take all action necessary to convene a meeting of its stockholders (the "Parent Stockholders") to consider and vote upon the issuance of the aggregate number of shares of Common Stock issuable upon exchange of the Purchased Common Units for shares of Common Stock pursuant to this Agreement in excess of the Initial Exchange Shares as soon as practicable, but in any event not later than 60 days after the Trigger Date (the "Stockholders' Meeting"). Except as provided in this Section 3.3, the board of directors of Parent shall, in connection with such meeting, recommend approval of the issuance of shares of Common Stock in excess of the Initial Exchange Shares and take all other lawful action to solicit the approval of the issuance of shares of Common Stock in excess of the Initial Exchange Shares by the Parent Stockholders; provided, however, that the board of directors of Parent shall not be required to recommend such approval if it advised by counsel that such recommendation would violate its fiduciary duties to Parent's stockholders under applicable Law.

        3.4   In order to exchange the Purchased Common Units for the Exchange Shares, the holder thereof shall surrender at the office of the Transfer Agent, the certificate or certificates therefor, duly endorsed or assigned to Parent or in blank, and give written notice to Parent in accordance with Section 8 hereof, together with the letter attached hereto as Exhibit A, that such holder elects to convert the number of Purchased Common Units specified by such holder in such notice. Purchased Common Units shall be deemed to have been exchanged immediately prior to the close of business on the day of surrender of the certificates for such Purchased Common Units for exchange in accordance with the foregoing provisions, and at such time the rights of the holder of such Purchased Common Units as holders thereof shall cease and from and after such time the person or persons entitled to receive the Exchange Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Exchange Shares. As promptly as practicable on or after the Initial Exchange Date, Parent shall cause the Transfer Agent to issue and deliver at such office a certificate or certificates for the number of full shares of Common Stock issuable upon such exchange, together with payment in lieu of any fraction of a share, as provided in Section 3.7, to the person or persons entitled to receive the same. If fewer than all the Purchased Common Units represented by a certificate are exchanged, upon such exchange the Partnership shall (or cause the Transfer Agent for the Purchased Common Units to) issue a new certificate representing the Purchased Common Units not so exchanged.

        3.5   Notwithstanding anything to the contrary set forth in this Agreement, prior to the receipt of Stockholder Approval, in no event shall the total number of Exchange Shares that Parent shall be required to issue pursuant to this Agreement exceed the maximum number of shares of Common Stock that Parent can issue without Stockholder Approval pursuant to any rule of AMEX, or any other national exchange on which Parent's Common Stock is then traded including, without limitation, Section 713 of the AMEX Listing Standards, Policies and Requirements, subject to equitable adjustments from time to time for stock-splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the date of this Agreement.

        3.6   If Parent at any time shall consolidate or merge with or sell or convey all or substantially all of its assets to any other Person, the Purchaser shall thereafter be entitled to exchange its Purchased

Common Units into such number and kind of securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance upon or with respect to the securities to be received upon an exchange of Purchased Common Units immediately prior to such consolidation, merger, sale or conveyance. Parent shall take such steps in connection with such consolidation or merger or sale as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or property thereafter deliverable upon an exchange of Purchased Common Units. The foregoing provisions shall similarly apply to successive transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the registration rights provisions hereof shall apply to the securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.

        3.7   No fractional shares of Common Stock of Parent will be issued in connection with an exchange of Purchased Common Units, but in lieu of such fractional shares, Parent shall make a cash payment thereafter upon the basis of the Market Price of its Common Stock on the date of such exchange.

        3.8   Each Management Stockholder hereby agrees to (i) vote all such Management Stockholder's Voting Securities and (ii) take all other necessary or desirable actions within such Management Stockholder's control (whether in such Management Stockholder's capacity as a stockholder of Parent or otherwise, and including, without limitation, attendance at meetings, in person or by proxy, for purposes of obtaining a quorum and execution of written consents in lieu of meetings), in each case, in favor of exchange of the Purchased Common Units for shares of Common Stock in excess of the Initial Exchange Shares.

        3.9   From and after the date hereof, Parent shall use its commercially reasonable efforts to obtain the agreement of each of the directors of Parent to the terms of Section 3.8.

4.    Parent's Representations and Warranties. Parent hereby represents and warrants to the Purchasers that:

        4.1   Corporate Existence; Authority. Parent is a corporation duly organized, validly existing and in good standing under the laws of Nevada, and it has all requisite corporate power and authority to carry on its business as it is now being conducted. The individual executing and delivering this Agreement on behalf of Parent has been duly authorized to execute and deliver this Agreement on behalf of Parent, and the signature of such individual is binding upon Parent. All corporate action on the part of the Parent, its officers, directors and stockholders necessary for the authorization of this Agreement, the performance of all obligations of the Parent hereunder and the authorization, sale, issuance and delivery of the Exchange Shares pursuant hereto has been taken.

        4.2   Enforceability. Parent has duly executed and delivered this Agreement and (subject to its execution by the Purchasers) it constitutes a valid and binding agreement of Parent enforceable in accordance with its terms against Parent, except as such enforceability may be limited by principles of public policy, and subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors generally and general principles of equity governing specific performance, injunctive relief or other equitable remedies and except to the extent that the enforceability of the indemnification and contribution provisions of Section 7.4 relating to registration rights granted hereunder may be limited by applicable laws..

        4.3   Capitalization. The authorized capital of Parent consists, or will consist immediately prior to the Closing, of:

          (a)   1,000,000 shares of Preferred Stock, par value $0.01 per share, of which (i) 100,000 shares have been designated Series A Preferred Stock, par value $100.00 per share, of which no shares are issued and outstanding; (ii) 45,741 shares have been designated Series B 8% Cumulative Convertible Preferred Stock, par value $100.00 per share, of which no shares are issued or outstanding; and (iii) 45,471 shares have been designated as Series 1995-B 8% Cumulative Convertible Preferred Stock, par value $.01 per share, of which no shares are issued and outstanding.

          (b)   200,000,000 shares of Common Stock of which 42,878,725 shares are issued and outstanding as of the date of this Agreement.

          (c)   All of the outstanding shares of Common Stock of Parent (i) have been duly and validly issued and are fully paid, non-assessable and not subject to any preemptive or similar rights and (ii) were issued in compliance with all applicable state and Federal laws concerning the issuance of securities or pursuant to valid exemptions therefrom. The Exchange Shares have been duly authorized and when issued and delivered to the Purchasers as provided by this Agreement, will be validly issued, fully paid and non-assessable and the issuance of such Exchange Shares will not be subject to any preemptive or similar rights.

          (d)   Prior to giving effect to the transactions set forth herein, there are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, agreements or rights to purchase or otherwise acquire from Parent any shares of, or any securities convertible into, the capital stock of Parent except as disclosed in the SEC Filings.

        4.4   No Conflicts. The issuance and sale of the Exchange Shares to the Purchasers as contemplated hereby and the performance of this Agreement will not violate or conflict with Parent's Articles of Incorporation, as amended, or Bylaws, as amended, or any material agreements to which Parent is a party or by which it is otherwise bound or any statute, rule or regulation (federal, state, local or foreign) to which it is subject, except, in the case of (iii) above, where such violation or conflict could not reasonably be expected to have a Material Adverse Effect.

5.    Covenants of Parent. Parent covenants and agrees that until the Termination Date it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Exchange Shares upon an exchange of Purchased Common Units. Parent will take all such actions as may be necessary to insure that all shares issuable upon an exchange of Purchased Common Units will be duly and validly authorized and issued and fully paid and non-assessable.

6.    Restrictions on Transfer.

        6.1   Resale Restrictions. Each Purchaser understands that the Exchange Shares to be received by the Purchasers in accordance with the terms of this Agreement have not been registered under the Securities Act or under any state laws. Each Purchaser agrees, severally and not jointly, with the other Purchasers, not to offer, sell or otherwise transfer the Exchange Shares, or any interest in the Exchange Shares, unless (i) the offer and sale is registered under the Securities Act, (ii) the Exchange Shares may be sold in accordance with the applicable requirements and limitations of Rule 144 under the Securities Act and any applicable state laws and, if American Stock Transfer & Trust Company, as transfer agent for the Parent, reasonably requests, such Purchaser delivers to Parent an opinion of counsel to such effect, or (iii) such Purchaser delivers to Parent an opinion of counsel (at the expense of Parent) reasonably satisfactory to Parent that the offer and sale is otherwise exempt from Securities Act registration. Notwithstanding the foregoing subsections (ii) and (iii), no opinion shall be required for transfers by a Purchaser to its Affiliates.

        6.2   Short Selling Acknowledgement and Agreement. Each Purchaser understands and acknowledges, severally and not jointly with any other Purchaser, that the Commission currently takes the position that coverage of short sales of securities "against the box" prior to the effective date of a registration statement is a violation of Section 5 of the Securities Act. Each Purchaser agrees, severally and not jointly, that it will not engage in any Short Sales that result in the disposition of the Exchange Shares acquired hereunder by the Purchaser until such time as the Registration Statement is declared effective. No Purchaser makes any representation, warranty or covenant hereby that it will not engage in Short

Sales in the securities of Parent otherwise owned by such Purchaser or borrowed from a broker after the time that the transactions contemplated by this Agreement are first publicly announced.

        6.3   Restrictive Legend. Each Purchaser understands and agrees that a legend in substantially the following form will be placed on the certificates or other documents representing the Exchange Shares:

  "THE SHARES OF COMMON STOCK EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SHARES UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE OFFER AND SALE IS EXEMPT FROM SECURITIES ACT REGISTRATION, AND THE TERMS OF SECTION 6.1 OF THE EXCHANGE AND REGISTRATION RIGHTS AGREEMENT PURSUANT TO WHICH THE SHARES OF COMMON STOCK WERE ORIGINALLY ACQUIRED AND APPLICABLE STATE SECURITIES LAWS HAVE BEEN COMPLIED WITH. A COPY OF THE EXCHANGE AND REGISTRATION RIGHTS AGREEMENT IS ON FILE AT THE CORPORATE OFFICE OF THE CORPORATION."

        6.4   Illiquid Investment. Each Purchaser acknowledges and agrees that it must bear the economic risk of its investment in the Exchange Shares for an indefinite period of time, until such time as the Exchange Shares are registered or an exemption from registration is available.

7.    Registration of the Common Stock; Compliance with the Securities Act.

        7.1   Registration Procedures and Other Matters. Parent shall:

          (a)   subject to receipt of necessary information from the Purchasers after prompt request from Parent to the Purchasers to provide such information, no later than the 30th day following the Trigger Date (the "Filing Date"), prepare and file with the Commission a registration statement on Form S-3 or such other successor form (except that if Parent is not then eligible to register for resale the Exchange Shares on Form S-3, in which case such registration shall be on Form S-1 or any successor form) (a "Registration Statement") to enable the resale of the Exchange Shares, by the Purchasers or their transferees from time to time over the AMEX or any other national exchange on which Parent's Common Stock is then traded, or in privately-negotiated transactions. No Purchaser may include any Exchange Shares in the Registration Statement pursuant to this Agreement unless such Purchaser furnishes to Parent in writing within ten (10) business days after receipt of request therefor, such requested information;

          (b)   use its commercially reasonable efforts, subject to receipt of necessary information from the Purchasers after prompt request from Parent to the Purchasers to provide such information, to cause the Registration Statement to become effective prior to the 120th day following the Trigger Date; provided, however, that if Parent has filed the Registration Statement by the Filing Date and the Commission has not declared the Registration Statement effective prior to the date that is specified in Rule 3-12 of Regulation S-X promulgated by the Commission, then the time period for becoming effective shall be extended to the 180th day following the Trigger Date (the "Effectiveness Date");

          (c)   use its commercially reasonable efforts to cause such Registration Statement to remain continuously effective and prepare and file with the Commission such amendments and supplements to the Registration Statement and the prospectus used in connection therewith (the "Prospectus") (and the applicable Exchange Act reports incorporated therein by reference, so filed on a timely basis) as may be necessary to keep the Registration Statement current, effective and free from any material misstatement or omission to state a material fact for a period ending on the date that is, with respect to each Purchaser's Exchange Shares purchased hereunder, the earlier of

  (i) the date on which the Purchaser may sell all Exchange Shares then held by the Purchaser without restriction under Rule 144(k), or (ii) such time as all Exchange Shares received by such Purchaser pursuant to this Agreement have been sold or otherwise transferred pursuant to a registration statement or otherwise;

          (d)   so long as a Purchaser holds Exchange Shares received pursuant to this Agreement, provide copies to and permit single legal counsel designated by the Purchasers to review the Registration Statement and all amendments and supplements thereto, no fewer than three (3) business days prior to their filing with the Commission, and not file any Registration Statement, amendment or supplement thereto to which a holder of the Exchange Shares reasonably objects in writing within such three (3) business day period;

          (e)   furnish to the Purchasers with respect to the Exchange Shares included in the Registration Statement such number of copies of the Registration Statement, Prospectuses and preliminary Prospectuses ("Preliminary Prospectuses" and individually, "Preliminary Prospectus") in conformity with the requirements of the Securities Act and such other documents as the Purchasers may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Exchange Shares by the Purchasers; provided, however, that the obligation of Parent to deliver copies of Prospectuses or Preliminary Prospectuses to the Purchasers shall be subject to the receipt by Parent of reasonable assurances from the Purchasers that the Purchasers will comply with the applicable prospectus delivery requirements under the Securities Act and of such other securities or blue sky laws as may be applicable in connection with any use of such Prospectuses or Preliminary Prospectuses;

          (f)    file documents required of Parent for customary blue sky clearance in states specified in writing by the Purchasers and use its commercially reasonable efforts to maintain such blue sky qualifications during the period Parent is required to maintain the effectiveness of the Registration Statement pursuant to Section 7.1(c); provided, however, that Parent shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented;

          (g)   promptly notify the Purchasers after it receives notice of the time when the Registration Statement has been declared effective by the Commission, or when a supplement or amendment to any Registration Statement has been filed with the Commission;

          (h)   advise the Purchasers, promptly: (i) after it shall receive notice or obtain knowledge of the issuance of any stop order by the Commission delaying or suspending the effectiveness of the Registration Statement or of the initiation or threat of any proceeding for that purpose; and it will promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued; and (ii) at any time when a Prospectus relating to the Exchange Shares is required to be delivered under the Securities Act, upon discovery that, or upon the happening of an event as a result of which, the Prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

          (i)    upon request and subject to appropriate confidentiality obligations, furnish to each Purchaser copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Exchange Shares;

          (j)    in the case of an Underwritten Offering, furnish upon request, (i) an opinion of counsel for Parent dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto, and a letter of like kind dated the date of the closing under the underwriting agreement, and (ii) a "cold comfort" letter, dated the date of the applicable registration statement or the date of any amendment or supplement thereto and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants who have certified Parent's financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the "cold comfort" letter shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to the underwriters in Underwritten Offerings of securities and such other matters as such underwriters or Purchasers may reasonably request;

          (k)   otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

          (l)    make available to the appropriate representatives of the managing underwriter and Purchasers access to such information and Parent personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, however, that Parent need not disclose any such information to any such representative unless and until such representative has entered into or is otherwise subject to a confidentiality agreement with Parent satisfactory to Parent; and

          (m)  cause all the Exchange Shares registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by Parent are then listed.

          Parent agrees that, if any Purchaser could reasonably be deemed to be an "underwriter", as defined in Section 2(a)(11) of the Securities Act, in connection with the registration statement in respect of any registration of Exchange Shares of any Purchaser pursuant to this Agreement, and any amendment or supplement thereof (any such registration statement or amendment or supplement a "Purchaser Underwriter Registration Statement"), then Parent will cooperate with such Purchaser in allowing such Purchaser to conduct customary "underwriter's due diligence" with respect to Parent and satisfy its obligations in respect thereof. In addition, at any Purchaser's request, Parent will furnish to such Purchaser, on the date of the effectiveness of any Purchaser Underwriter Registration Statement and thereafter from time to time on such dates as such Purchaser may reasonably request, (i) a letter, dated such date, from Parent's independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to such Purchaser, and (ii) an opinion, dated as of such date, of counsel representing Parent for purposes of such Purchaser Underwriter Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, including standard "10b-5" assurances for such offering, addressed to such Purchaser. Parent will also permit legal counsel to such Purchaser to review and comment upon any such Purchaser Underwriter Registration Statement at least five (5) business days prior to its filing with the Commission and all amendments and supplements to any such Purchaser Underwriter Registration Statement within a reasonable number of days prior to their filing with the Commission and not file any Purchaser Underwriter Registration Statement or amendment or supplement thereto in a form to which such Purchaser's legal counsel reasonably objects.

        7.2   Failure of Registration Statement to Become Effective. Parent and the Purchasers agree that the Purchasers will suffer damages if the Registration Statement is not declared effective on or prior to Effectiveness Date. Parent and the Purchasers further agree that it would not be feasible to ascertain the extent of such damages with precision. Accordingly, if the Registration Statement is not declared effective on or prior to the Effectiveness Date, Parent shall pay as Liquidated Damages, and not as a penalty, 1% of (i) the Purchase Price multiplied by (ii) the number of Exchange Shares held by such Purchaser (such product being the "Liquidated Damages Amount") per thirty (30) day period (which shall be pro rated for such periods less than thirty (30) days) until the Registration Statement is declared effective. The Liquidated Damages Amount will be paid in cash, unless Parent certifies that such cash payment would result in a breach under its credit facility or other documents evidencing indebtedness, then Parent may pay the Liquidated Damages Amount in kind in the form of additional Common Stock. The determination of the number of shares of Common Stock to be issued as the Liquidated Damages Amount shall be equal to the Liquidated Damages Amount divided by the lesser of (i) the Purchase Price per share; and (ii) the closing price of Parent's Common Stock on the AMEX on the date on which the Liquidated Damages payment is due. In no event shall Parent be required to issue fractional shares pursuant to the terms of this Section 7.2 and all fractional shares shall be rounded down to the next lowest number of whole shares. The parties agree that the amounts set forth in this Section 7.2 represent a reasonable estimate on the part of the parties, as of the date of this Agreement, of the amount of damages that will be incurred by the Purchasers if the Registration Statement is not declared effective on or prior to the Effectiveness Date. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall the total number of Exchange Shares that Parent shall be required to issue pursuant to this Agreement exceed the maximum number of shares of Common Stock that Parent can issue without Stockholder Approval pursuant to any rule of AMEX, or any other national exchange on which Parent's Common Stock is then traded including, without limitation, Section 713 of the AMEX Listing Standards, Policies and Requirements, subject to equitable adjustments from time to time for stock-splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the date of this Agreement.

        7.3   Transfer of Shares After Registration; Suspension.

          (a)   Each Purchaser agrees that it will not effect any disposition of the Exchange Shares that would constitute a sale within the meaning of the Securities Act except as contemplated in the Registration Statement referred to in Section 7.1 and as described below or as otherwise permitted by law, and that it will promptly notify Parent in writing of any changes in the information set forth in the Registration Statement regarding the Purchaser or its plan of distribution.

          (b)   Except in the event that paragraph (c) below applies, Parent shall if deemed necessary by Parent: (i) prepare and file from time to time with the Commission a post-effective amendment to the Registration Statement or a supplement to the related Prospectus or a supplement or amendment to any document incorporated therein by reference or file any other required document so that such Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and so that, as thereafter delivered to purchasers of the Common Stock being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) provide the Purchasers copies of any documents filed pursuant to Section 7.3(b)(i), and (iii) inform each Purchaser that Parent has complied with its obligations in Section 7.3(b)(i) (or that, if Parent has filed a post-effective amendment to the Registration Statement which has not yet been declared effective, Parent will notify the Purchasers to that effect, will use its commercially reasonable efforts to secure the effectiveness of such post-effective amendment as promptly as possible and will promptly notify the Purchaser pursuant to Section 7.3(b)(i) hereof when the amendment has become effective).

          (c)   In the event of (i) any request by the Commission or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to a Registration Statement or related Prospectus or for additional information; (ii) the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose; (iii) the receipt by Parent of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Exchange Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; or (iv) any event or circumstance which, upon the advice of its counsel, necessitates the making of any changes in the Registration Statement or Prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, then Parent shall promptly deliver a notice in writing to the Purchasers (the "Suspension Notice") to the effect of the foregoing and, upon receipt of such Suspension Notice, the Purchasers will refrain from selling any Exchange Shares pursuant to the Registration Statement (a "Suspension") until the Purchasers' receipt of copies of a supplemented or amended Prospectus prepared and filed by Parent, or until the Purchasers are advised in writing by Parent that the current Prospectus may be used, and have received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in any such Prospectus. In the event of any Suspension, Parent will use its commercially reasonable efforts to cause the use of the Prospectus so suspended to be resumed as promptly as practicable after the delivery of a Suspension Notice to the Purchasers. Notwithstanding the foregoing, Parent shall not be required to amend or supplement the Registration Statement, any related Prospectus or any document incorporated therein by reference in the event that, and for a period (a "Black Out Period") not to exceed, for so long as this Agreement is in effect, thirty (30) days consecutively in any ninety (90) day period or ninety (90) days in any twelve (12) month period if either (A) any action by Parent pursuant to this Section 7.4(c) would violate applicable law or (B) (x) an event occurs and is continuing as a result of which the Registration Statement, any related Prospectus or any document incorporated therein by reference as then amended or supplemented would, in Parent's good faith judgment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (y) (1) Parent determines in good faith that the disclosure of such event at such time would have a material adverse effect on the business, operations or prospects of Parent or (2) the disclosure otherwise relates to a material business transaction which has not yet been publicly disclosed in any relevant jurisdiction.

          (d)   Provided that a Suspension or a Black Out Period is not then in effect, the Purchasers may sell Exchange Shares received pursuant to this Agreement under the Registration Statement in the manner set forth under the caption "Plan of Distribution" in the Prospectus, provided that each arranges for delivery of a current Prospectus to the transferee of the Exchange Shares. Upon receipt of a request therefor, Parent agrees to provide an adequate number of current Prospectuses to the Purchasers and to supply copies to any other parties requiring such Prospectuses.

        7.4   Indemnification.

          (a)   For the purpose of this Section 7.4:

            (i)    the term "Selling Stockholder" shall include the Purchasers and their respective Affiliates;

            (ii)   the term "Registration Statement" shall include the Prospectus in the form first filed with the Commission pursuant to Rule 424(b) of the Securities Act or filed as part of the Registration Statement at the time of effectiveness if no Rule 424(b) filing is required, any exhibit, supplement or amendment included in or relating to the Registration Statement referred to in Section 7.1; and

            (iii)  the term "untrue statement" shall include any untrue statement or alleged untrue statement of a material fact in the Registration Statement, or any omission or alleged omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein not misleading.

          (b)   Parent agrees to indemnify and hold harmless each Selling Stockholder and its officers, directors, members and their respective successors and assigns (collectively, the "Selling Stockholder Indemnified Parties") from and against any third party losses, claims, damages or liabilities to which such Selling Stockholder Indemnified Parties may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon (i) any breach of the representations or warranties of Parent contained herein, or failure to comply with the covenants and agreements of Parent contained herein, (ii) any untrue statement of a material fact contained in the Registration Statement as amended at the time of effectiveness or any omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (iii) any failure by Parent to fulfill any undertaking included in the Registration Statement as amended at the time of effectiveness, and Parent will reimburse such Selling Stockholder Indemnified Parties for any reasonable legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim, provided, however, that Parent shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, (1) an untrue statement made in such Registration Statement or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading in reliance upon and in conformity with written information furnished to Parent by or on behalf of such Selling Stockholder Indemnified Parties specifically for use in preparation of the Registration Statement, (2) a breach of any representations or warranties made by such Selling Stockholder herein, or the failure of such Selling Stockholder Indemnified Parties to comply with its covenants and agreements contained in this Agreement hereof or (3) the use by the Selling Stockholder Indemnified Party of an outdated or defective Prospectus after Parent has notified such Selling Stockholder Indemnified Party in writing that the Prospectus is outdated or defective and prior to the receipt by such Selling Stockholder Indemnified Party of a supplemented Prospectus or written notice from Parent that the use of the applicable Prospectus may be resumed. Parent shall reimburse each Selling Stockholder Indemnified Party for the amounts provided for herein on demand as such expenses are incurred.

          (c)   Each Purchaser agrees to indemnify and hold harmless Parent (and each person, if any, who controls Parent within the meaning of Section 15 of the Securities Act, each officer of Parent who signs the Registration Statement and each director of Parent) from and against any third party losses, claims, damages or liabilities to which Parent (or any such officer, director or controlling person) may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, (i) any breach of the representations and warranties of such Purchaser contained herein or in Exhibit A hereto, (ii) any failure to comply with the covenants and agreements of such Purchaser contained herein, or (iii) any untrue statement of a material fact contained in the Registration Statement or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading if such untrue statement or omission was made in reliance upon and in conformity with written information furnished by or on behalf of such Purchaser specifically for use in preparation of the Registration Statement, and such Purchaser will reimburse Parent (or such officer, director or controlling person), as the case maybe, for any reasonable legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that such Purchaser's obligation to indemnify Parent or any other persons hereunder shall be limited to the amount by which the net amount received by such Purchaser from the sale of the Exchange Shares to which such loss relates exceeds the amount of any damages which such Purchaser has otherwise been required to pay by reason of such untrue statement or omission, provided further that, with respect to any indemnification obligation arising under clause (iii) of this paragraph (b), such obligation shall be limited to the net amount received by such Purchaser from the sale of the Exchange Shares included in the Registration Statement in question.

          (d)   Promptly after receipt by any indemnified person of a notice of a claim or the commencement of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 7.4, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, but the omission to so notify the indemnifying person will not relieve it from any liability which it may have to any indemnified person under this Section 7.4 (except to the extent that such omission materially and adversely affects the indemnifying person's ability to defend such action or such failure results in the forfeiture by the indemnifying party of substantial rights or defenses) or from any liability otherwise than under this Section 7.4. Subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person, the indemnifying person shall be entitled to participate therein, and, to the extent that it shall elect by written notice delivered to the indemnified person promptly after receiving the aforesaid notice from such indemnified person, shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person. After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof. Notwithstanding the indemnifying party's election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel (and local counsel) only in the event that (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would, in the opinion of counsel for the indemnified party, present such counsel with a potential or actual conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. In no event shall any indemnifying person be liable in respect of any amounts paid in settlement of any action unless the indemnifying person shall have approved the terms of such settlement; provided that such consent shall not be unreasonably withheld. No indemnifying person shall, without the prior written consent of the indemnified person, effect any settlement of any pending or threatened proceeding in respect of which any indemnified person is or could have been a party and indemnification could have been sought hereunder by such indemnified person, unless such settlement includes an unconditional release of such indemnified person from all liability on claims that are the subject matter of such proceeding.

          (e)   If the indemnification provided for in this Section 7.4 is unavailable to or insufficient to hold harmless an indemnified person under subsection (b) or (c) above in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each indemnifying person, in lieu of indemnifying such indemnified person, shall contribute to the amount paid or payable by such indemnified person as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of Parent, on the one hand, and the Purchaser(s), on the other, in connection with the statements or omissions or other matters which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, in the case of an untrue statement, whether the untrue statement relates to information supplied by Parent, on the one hand, or the Purchaser(s), on the other, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement. Parent and the Purchasers agree that it would not be just and equitable if contribution pursuant to this subsection (e) were determined by pro rata allocation (even if the Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take into account the equitable considerations referred to above in this subsection (e). The amount paid or payable by an indemnified person as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (e) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified person in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (e), a Purchaser shall not be required to contribute any amount in excess of the amount by which the net amount received by such Purchaser from the sale of the Exchange Shares to which such loss relates exceeds the amount of any damages which such Purchaser has otherwise been required to pay by reason of such untrue statement. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Each Purchaser's obligations in this subsection (e) to contribute shall be in proportion to its sale of Exchange Shares to which such loss relates and shall not be joint with any other Selling Stockholders.

          (f)    The parties to this Agreement hereby acknowledge that they are sophisticated business persons who were represented by counsel during the negotiations regarding the provisions hereof including, without limitation, the provisions of this Section 7.4, and are fully informed regarding said provisions. They further acknowledge that the provisions of this Section 7.4 fairly allocate the risks in light of the ability of the parties to investigate Parent and its business in order to assure that adequate disclosure is made in the Registration Statement as required by the Securities Act. The parties are advised that federal or state public policy as interpreted by the courts in certain jurisdictions may be contrary to certain of the provisions of this Section 7.4, and the parties hereto hereby expressly waive and relinquish any right or ability to assert such public policy as a defense to a claim under this Section 7.4 and further agree not to attempt to assert any such defense.

        7.5   Registration Expenses. Parent will bear all expenses incident to or incurred in connection with the preparation and filing of the Registration Statement whether or not declared effective, including, without limitation, all registration and filing fees and expenses, fees and expenses of compliance with federal and state securities laws or with blue sky laws as provided in Section 7.1(f), any NASD filing fees required to be made in connection with an underwritten offering of the Exchange Shares, application and filing fees and expenses, duplicating and printing expenses, and fees and disbursements of counsel to Parent (including expenses of legal opinions) and all independent accountants, but excluding fees and expenses of counsel to any of the Purchasers, fees and expenses of any accountants, engineers, consultants or any other advisers to the Purchasers, any underwriting discount or commission and any broker-dealer sales commission that the Purchasers may incur in disposing of their Exchange Shares.

        7.6   Termination of Conditions and Obligations. The conditions precedent imposed by this Agreement upon the transferability of the Exchange Shares, shall cease and terminate as to any particular Exchange Share when the sale of the Exchange Share shall have been effectively registered under the Securities Act and sold or otherwise disposed of in accordance with the intended method of disposition set forth in the Registration Statement covering the sale of the Exchange Share or at such time as an opinion of counsel reasonably satisfactory to Parent shall have been rendered to the effect that such conditions are not necessary in order to comply with the Securities Act.

8.    Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed (A) if within the United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile, or (B) if delivered from outside the United States, by International Federal Express or facsimile, and shall be deemed given (i) if delivered by first-class registered or certified mail, three (3) business days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one (1) business day after so mailed, (iii) if delivered by International Federal Express, two (2) business days after so mailed, (iv) if delivered by facsimile, upon electronic confirmation of receipt and shall be delivered as addressed as set forth in the Partnership Purchase Agreement.

9.    Reliance. Each Purchaser and Parent understand and agree that the other party and its respective officers, directors, employees and agents may, and will, rely on the accuracy of the other party's respective representations and warranties in this Agreement to establish compliance with applicable securities laws. Each Purchaser and Parent agree to indemnify and hold harmless all such parties against all losses, claims, costs, expenses and damages or liabilities which they may suffer or incur caused or arising from their reliance on such representations and warranties.

10.    Termination. This Agreement shall terminate upon the earliest to occur of:

          (a)   the consummation of the IPO;

          (b)   as to any Purchaser, the agreement of Parent and such Purchaser to terminate this Agreement;

          (c)   the liquidation and dissolution of the Partnership; or

          (d)   the date that the Registration Statement is declared effective by the Commission;

  provided, however, that in the event that this Agreement is terminated pursuant to this Section 10 prior to the time specified in Section 7.1(c), the terms of Article 7 shall survive until the time specified in Section 7.1(c).

        The date of the termination of this Agreement is referred to in this Agreement as the "Termination Date."

11.    Miscellaneous.

        11.1 Survival. The representations and warranties made in this Agreement shall survive the closing of the transactions contemplated by this Agreement.

        11.2 Assignment. This Agreement is not transferable or assignable, except that the rights of the Purchasers set forth in Section 7 hereof shall be transferable by a Purchaser to its Affiliate.

        11.3 Execution and Delivery of Agreement. Parent shall be entitled to rely on delivery by facsimile transmission of an executed copy of this Agreement, and acceptance by Parent of such facsimile copy shall create a valid and binding agreement between the Purchaser and Parent.

        11.4 Titles. The titles of the sections and subsections of this Agreement are for the convenience of reference only and are not to be considered in construing this Agreement.

        11.5 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect or limit the validity or enforceability of the remaining provisions of this Agreement.

        11.6 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matters herein and supersedes and replaces any prior agreements and understandings, whether oral or written, between them with respect to such matters.

        11.7 Waiver and Amendment. Except as otherwise provided herein, the provisions of this Agreement may be waived, altered, amended or repealed, in whole or in part, only upon the mutual written agreement of Parent and Purchasers acquiring in the aggregate a majority of the Exchange Shares pursuant to this Agreement and if any such amendment, modification, restatement or supplement would adversely affect the rights or increase the obligations of any Purchaser hereunder, the approval of such Purchaser will be required for such amendment, modification, restatement or supplement. This Section 11.7 shall not be amended, modified, restated or supplemented without the written approval of 100% of the Purchasers. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against who that waiver is sought to be enforced. No failure or delay on the part of any of the parties in exercising any right, power or privilege hereunder, and no course of dealing between or among any of the parties, shall operate as a waiver of any right, power or privilege hereunder. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. No notice to or demand on any of the parties in any case shall entitle such party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any party to any other or further action in any circumstances without notice or demand.

        11.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. In the event that this Agreement is delivered by facsimile transmission or by e-mail delivery of a ".pdf" format date file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf" signature page were an original thereof.

        11.9 Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of New York.

        11.10 Submission to Jurisdiction. Each of the parties to this Agreement hereby (a) irrevocably submits to the non-exclusive personal jurisdiction of any New York state or federal court, over any claim arising out of or relating to this Agreement and irrevocably agrees that all such claims may be heard and determined in such New York state or federal court, and (b) irrevocably waives, to the fullest extent permitted by applicable law, any objection it may now or hereafter have to the laying of venue in any proceeding brought in a New York state or federal court, and any claim that any such proceeding brought in a New York state or federal court, has been brought in an inconvenient forum; provided, however, that nothing in this paragraph is intended to waive the right of any of the parties to remove any such action or proceeding commenced in any a New York state court to an appropriate New York federal court to the extent the basis for such removal exists under applicable law. Each of the parties hereby irrevocably agrees that service of process may be made on him, her or it by mailing, by certified mail, a copy of such process to such party at his, her or its address for notices specified herein. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this paragraph shall affect the right of any of the parties to serve legal process in any other manner permitted by law or affect the right of any of the parties to bring any action or proceeding in the courts of any other jurisdictions, domestic or foreign.

        11.11 Attorney's Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorney's fees (including any fees incurred in any appeal) in addition to its costs and expenses and any other available remedy.

        11.12 Independent Nature of Purchaser's Obligations and Rights. The obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other present or subsequent purchaser of the Exchange Shares, and each Purchaser shall not be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement. The decision of each Purchaser to exchange Purchased Common Units for Exchange Shares pursuant to this Agreement will be made by such Purchaser independently of any other Purchaser of the Exchange Shares and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of Parent or the Partnership that may have been made or given by any other Purchaser or by any agent or employee of any such Purchaser, and no Purchaser or any of its agents or employees shall have any liability to any other Purchaser (or any other Person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein and no action taken by any Purchaser pursuant hereto, shall be deemed to constitute such Purchaser as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that such Purchaser is in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Purchaser acknowledges that no other Purchaser has acted as agent for such Purchaser in connection with making an investment in the Exchange Shares and that no other Purchaser will be acting as agent of such Purchaser in connection with monitoring its investment in the Exchange Shares. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. Each Purchaser represents that it has been represented by its own separate legal counsel in its review and negotiations of this Agreement.

        11.13 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Exchange Shares from time to time.

        11.14 Remedies. The Parties agree that the covenants and obligations in this Agreement relate to special, unique and extraordinary matters and that a violation of any of the terms hereof would cause irreparable injury in an amount which would be impossible to estimate or determine and for which any remedy at law would be inadequate. As such, the parties agree that if any of the parties fails or refuses to fulfill any of its obligations under this Agreement or to make any payment or deliver any instrument required hereunder, then the other parties shall have the remedy of specific performance, which remedy shall be cumulative and nonexclusive and shall be in addition to any other rights and remedies otherwise available under any other contract or at law or in equity and to which such party might be entitled.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above mentioned.

ABRAXAS PETROLEUM CORPORATION
By:	/s/ Chris E. Williford
Name:	Chris E. Williford
Title:	Executive Vice President, Chief Financial Officer and Treasurer
ABRAXAS ENERGY PARTNERS, L.P.
By:	Abraxas General Partner, LLC, General Partner
	By:	/s/ Barbara M. Stuckey
	Name:	Barbara M. Stuckey
	Title:	President and Chief Operating Officer

[PURCHASER SIGNATURE PAGES TO FOLLOW]

MANAGEMENT STOCKHOLDERS:
The undersigned agree to the provisions of Section 3.8.
/s/ Robert L.G. Watson Robert L.G. Watson
/s/ Chris E. Williford Chris E. Williford
/s/ Steven T. Wendel Steven T. Wendel
/s/ Lee Billingsley Lee Billingsley
/s/ William Wallace William Wallace
/s/ Barbara M. Stuckey Barbara M. Stuckey
DIRECTORS:
/s/ Franklin A. Burke Franklin A. Burke

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EXCHANGE AND REGISTRATION RIGHTS AGREEMENT